INTERLINK ELECTRONICS, INC.
31248 Oak Crest Drive
Westlake Village, California 91361
(805) 484-8855

January 20, 2016

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Re:                             Interlink Electronics, Inc.
Response to Staff Comments of January 7, 2016 with respect to:
Form 10-12B

Filed December 14, 2015

File No. 001-37659

Ladies and Gentlemen:

In response to the comment letter dated January 7, 2016 transmitted to Interlink Electronics, Inc. (the “Company”) by the staff of the United States Securities and Exchange Commission (“Commission”), Division of Corporation Finance (the “Staff”), the Company hereby acknowledges that:

•                  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•                  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•                  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Tracy A. Kern
Tracy A. Kern
Chief Financial Officer
Interlink Electronics, Inc.

cc:                                John McIlvery